Exhibit 99.2

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING SECURES ILLINOIS GAMING BOARD APPROVAL TO
PROCEED WITH PROPOSED ACQUISITION OF ARGOSY GAMING COMPANY

Wyomissing, PA (September 29, 2005) – Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) announced that the Illinois Gaming Board (IGB) voted today to approve Penn National’s proposed acquisition of Argosy Gaming Company (AGY: NYSE).  Earlier this week, Penn National reported that it had informed the IGB that it will divest both of Argosy Gaming Company’s Illinois properties.  As a condition to the Illinois Gaming Board’s consent to proceed with the transaction, Penn National must enter into an agreement to sell the Argosy Casino-Alton in Alton, Illinois and the Empress Casino Joliet in Joliet, Illinois within fifteen months of completing its acquisition of Argosy Gaming Company.

The Illinois Gaming Board approval was the only remaining regulatory approval required to complete the proposed Argosy Gaming Company transaction and Penn National now anticipates closing the acquisition on October 3.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  Penn presently owns eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn’s facilities feature nearly 14,000 slot machines, 260 table games, 1,286 hotel rooms and approximately 417,000 square feet of gaming floor space.  As announced last month, the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi remain closed following extensive damage incurred as a result of Hurricane Katrina.  For more information about Penn National, visit http://www.pngaming.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; delays in obtaining regulatory approvals required to complete, or other delays in completing, the proposed acquisition of Argosy; our ability to successfully complete the tender offers and consent solicitations; our ability to complete the proposed acquisition of Argosy and to successfully integrate its operations; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation the issuance of final operators’ licenses in Maine and Pennsylvania).  Furthermore, Penn does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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